Exhibit 10.22

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into on September 10, 2013 by and between BioSig Technologies, Inc., a Delaware corporation with its principal place of business at 12424 Wilshire Boulevard, Suite 745, Los Angeles, California 90025 (the “Company”), and David J. Drachman (“Executive”). In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.           Agreement to Employ. The Company desires to secure the services of Executive as its Chairman of the Board of Directors of the Company (the “Board”), President and Chief Executive Officer (“CEO”). The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company. The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company.

2.           Term of Agreement. This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement. The Agreement’s stated term and the employment relationship created hereunder will begin on September 10, 2013 (the “Effective Date”) and will remain in effect until terminated in accordance with Section 8. The period during which Executive is employed under this Agreement will be referred to as the “Employment Period.”

3.           Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 10 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4.           Services to be Provided by Executive.

(a)           Position and Responsibilities. Subject to the Agreement’s terms, Executive agrees to serve the Company as the Chairman of the Board, President and CEO. Executive shall have the duties and privileges customarily associated with an executive occupying such roles, and shall perform all reasonable acts customarily associated with such roles, or necessary and/or desirable to protect and advance the best interests of the Company. Executive shall resign as a member of the Board if his employment terminates for any reason. For purposes of this Agreement only, unless the context requires otherwise, all references to the Board shall not include Executive.  The Company shall provide Executive with such reasonable amenities (e.g., office furnishings and staff) as are necessary for the performance of his duties hereunder.

(b)          Executive’s Employment Representations. Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the Board, which consent shall not be unreasonably withheld, other than those board of directors or trustees on which Executive serves as of the date of this Agreement; and (ii) is required to devote sufficient working time to the Company (other than sick time; civic responsibilities, charitable or religious activities that do not interfere with the performance of Executive’s duties; or vacation) in order to properly carry out Executive’s duties. Executive further represents to the Company that Executive (x) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; (y) is under no contractual, legal, or fiduciary obligation or burden that will interfere with his ability to perform services under the Agreement’s terms; and (z) has no bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact on the Company or its ability to conduct securities offerings.

5.           Compensation for Services. As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a)           Base Salary. Executive shall receive a monthly salary of twenty thousand eight hundred thirty-three dollars and thirty-three cents (U.S. $20,833.33) (annualized, two hundred fifty thousand dollars (U.S. $250,000.00)), payable on the first day of each month less required withholdings (the “Base Salary”). It is contemplated that, within twelve (12) months following the Effective Date, the Company, with Executive’s assistance, will complete an equity or equity-linked financing or series of related equity or equity-linked financings that result in gross proceeds to the Company of at least five million dollars ($5,000,000) (the “Qualified Financing”).  Upon closing of the first Qualified Financing, the Base Salary shall automatically increase to a monthly salary of twenty nine thousand one hundred sixty-six dollars and sixty-seven cents (U.S. $29,166.67) (annualized, three hundred fifty thousand dollars (U.S. $350,000.00)). In addition, upon the closing of the initial Qualified Financing, the Company shall make a one-time payment to Executive equal to the difference between that amount of Base Salary Executive would have been paid during the period commencing on the Effective Date and ending on the date of such Qualified Financing had Executive’s annualized Base Salary been three hundred fifty thousand dollars (U.S. $350,000.00) less the amount of Base Salary actually earned by Executive during such period pursuant to this Agreement.

(b)           Annual Raise. Beginning on January 1, 2015 and on an annual basis thereafter, Executive will be eligible to receive raises as determined by the Board, or its compensation committee, taking into account Executive’s performance during the prior twelve-month period.  For the avoidance of doubt, Executive’s Base Salary may be increased, but not decreased without Executive’s written consent.

(c)           Bonus Plans. For 2013, Executive shall be eligible to receive a minimum of 50% of his Base Salary as a bonus (pro-rated based on actual days employed by the Company in 2013), payable on or before March 15, 2014, provided that Executive remains employed through December 31, 2013 and the performance criteria for 2013 has been achieved. The Board shall establish the 2013 performance criteria, in consultation with Executive, within ninety (90) days of the date of this Agreement. For fiscal years during the Employment Period after 2013, Executive shall be eligible to receive annual bonuses of a minimum of 50% of his Base Salary upon achievement of target objectives and performance criteria, payable on or before March 15th of the fiscal year following the fiscal year to which the bonus relates. Targets and performance criteria shall be established by the Board after consultation with Executive. The evaluation of Executive’s performance, as measured by the applicable targets and the awarding of bonuses, if any, shall be at the Board’s sole discretion.

(d)           Equity Award. Within thirty (30) days after the date this Agreement is executed by the Company and Executive, the Company shall submit to the Board, and request the Board’s approval of, the issuance to Executive of the following equity awards pursuant to the BioSig Technologies, Inc. 2012 Equity Incentive Plan (the “2012 Plan”) or, if there are not sufficient shares available under the 2012 Plan or the 2012 Plan does not provide for the grant of the type of award contemplated, pursuant to a stand-alone award agreement:

(i)           A stock option award for the number of shares of common stock equal to 10.0% of the Company’s outstanding shares of common stock as of the date hereof (determined on a fully-diluted basis), subject to the terms and conditions of an option award agreement (the “Initial Stock Option Award”) and of the 2012 Plan. The Initial Stock Option Award will be subject to a four-year vesting period subject to Executive’s continued service with the Company, with one-forty-eighth (1/48th) of the Initial Stock Option Award vesting equally each month of Executive’s continued service (subject to any accelerated vesting provided in the stock option award agreement or in this Agreement) with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

(ii)           Beginning on January 1, 2015 and on an annual basis thereafter, Executive will be eligible to receive additional equity compensation pursuant to the 2012 Plan (or pursuant to stand-alone award agreements), provided that the number of shares subject to any such equity compensation shall be determined by the Board or its compensation committee; provided further, that the vesting schedule applicable to any such equity compensation shall not be less favorable than Executive’s Initial Stock Option Award specified in Section 5(d)(i) above.

In addition, without limiting Sections 5(d)(i) and 5(d)(ii) above within thirty (30) days following the closing of the Qualified Financing, Executive shall be awarded an additional stock option award as follows: (A) if the Qualified Financing results in gross proceeds to the Company of less than five million dollars ($5,000,000), then Executive shall be awarded a stock option for the number of shares of the Company’s stock equal to (1) 234,000; multiplied by (2) the actual gross proceeds to the Company divided by five million dollars ($5,000,000); (B) if the Qualified Financing results in gross proceeds to the Company of at least five million dollars ($5,000,000) and less than seven million dollars ($7,000,000), then Executive shall be awarded a stock option for 234,000 shares of the Company’s common stock; and (C) if the Qualified Financing results in gross proceeds to the Company of at least seven million dollars ($7,000,000), then Executive shall be awarded a stock option for 328,000 shares of the Company’s common stock, provided that any grant under (A), (B) or (C) shall be subject to the terms of an award agreement (with a vesting schedule not less favorable than the Initial Stock Option Award) and shall be granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

(e)           Vacation. During the Employment Period, Executive shall be entitled to vacation in accordance with the Company’s vacation policy. Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company.

(f)           Reimbursement of Ordinary Business Expenses. The Company shall reimburse Executive for all reasonable business expenses upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time.

(g)           Other Benefits and Perquisites. Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees, including the availability of health and dental insurance benefits. The Company shall be entitled to modify, amend or terminate these benefit plans in its sole discretion at any time. Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit. Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

6.           Confidential Information.

(a)           Confidential Information. The Company shall provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”), shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place Executive in a position to develop business goodwill on behalf of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i)           Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others, during the Employment Period;

(ii)           All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s Business (defined below), trade secrets, products or services;

(iii)           Customer lists and prospect lists developed by the Company;

(iv)           Information regarding the Company’s customers that Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v)           Information related to the Company’s Business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi)           Training materials developed by and utilized by the Company; and

(vii)           Any other information that Executive acquired as a result of his employment with the Company and which the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be irreparably harmed if the Confidential Information were disclosed.

For purposes of this Agreement, Confidential Information shall not include information that: (i) prior to disclosure, is or was known or generally available to the public; (ii) after disclosure, became known to the public through no act or omission of Executive or any other person or entity with an obligation of confidentiality to the Company; (iii) is or was independently developed by Executive, without the use of or reference to Confidential Information of the Company, and can be demonstrated by Executive through adequate documentation was developed by Executive in this manner; or (iv) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, Executive shall advise the Company of such required disclosure promptly upon learning thereof in order to afford the Company a reasonable opportunity to contest, limit and/or assist Executive in crafting such disclosure and shall cooperate with the Company concerning any such attempt to contest, limit or craft the disclosure).

(b)           Disclosure Of Confidential Information. Executive agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason: (i) use such information for any purpose other than the benefit of the Company; or (ii) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company. Executive shall also take reasonable steps to safeguard such Confidential Information in Executive’s possession or control to prevent its disclosure to unauthorized persons.

(c)           Return Of Information. Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents/information. Executive shall not retain any originals or copies of any documents or materials related to the Company’s Business – whether in hard copy or digital form – that Executive came into possession of or created as a result of his employment with the Company. Executive acknowledges that such information, documents and materials are the exclusive property of the Company. After Executive delivers to the Company all Confidential Information in Executive’s possession and all other documents and/or information relating to the Company’s Business, Executive shall immediately delete all Company Confidential Information and other documents and/or information relating to the Company’s Business from any computer, cellular phone or other digital or electronic device owned by Executive. In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7.           Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to Executive and Executive’s return promise to hold the Company’s Confidential Information in trust, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, customer relationships, and goodwill, Executive agrees to enter into the following restrictive covenants:

(a)           Non-Solicitation. Executive agrees that, during the Employment Period and thereafter during the Restricted Period (defined below), other than in connection with his authorized duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities:

(i)           Solicit business from, interfere with, attempt to solicit business with, or do business with any customer, referral source and/or sponsor of the Company existing as of the date of Executive’s termination of employment, and who or which: (1) Executive contacted, called on, serviced or did business with during Executive’s employment at the Company; (2) Executive learned of solely as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information. This restriction in this Section 7(a)(i) only prohibits soliciting, attempting to solicit or transacting business for any person or entity, other than the Company, engaged in the Business of the Company or any affiliate thereof; or

(ii)           Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

Notwithstanding the foregoing, the restrictions contained in this Section shall not apply to any individual who is a family member of Executive.

(b)           Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort. Therefore, Executive agrees that during his employment and after the termination of his employment, Executive shall not in any way, directly or indirectly, disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees.

For purposes of this Agreement:

“Restricted Period” means a period of twelve (12) months immediately following the date of Executive’s termination from employment for any reason.

“Business” means the business of developing, manufacturing and/or marketing biomedical products that minimize noise and artifacts from cardiac recordings during electrophysiology (“EP”) studies and ablation; any other business the Company engages in during Executive’s employment and in which Executive participated or of which Executive had knowledge of Confidential Information; or any business significantly assessed by the Company during Executive’s employment and in which such business assessment Executive participated or about which business Executive had knowledge of Confidential Information.

(c)           Tolling. If Executive violates any of the restrictions contained in this Section 7 (other than subsection (b) of this Section 7), the Restricted Period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company.

(d)           Remedies. Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, Confidential Information and goodwill and that any violation of Sections 6 and 7 of this Agreement would result in irreparable injury to the Company. In the event of a breach or threatened breach by Executive of Sections 6 or 7 of this Agreement, the Company shall be entitled (i) to seek a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and (ii) if the Company is the prevailing party, to recover reasonable attorneys’ fees, expenses and costs the Company incurs in such action. Further, if the Company prevails in any action brought by Executive (or anyone acting on his behalf) seeking to declare any term in this Section 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action. Similarly, if Executive prevails in any action brought by the Company (or anyone acting on its behalf) seeking to enforce any term in Section 6 or 7, then Executive shall be entitled to recover reasonable attorneys’ fees, expenses and costs he incurs in such action. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Section 6 or 7 of this Agreement. If Executive, in the future, seeks or is offered employment, or any other position or capacity with another person or entity, Executive agrees to inform each such person or entity of the restrictions in Sections 6 and 7 of this Agreement. Further, before accepting any employment or other position with any person or entity during the Restricted Period, Executive agrees to give prior written notice to the Company of the name and address of such person or entity. The Company shall be entitled to advise such person or entity of the provisions of Sections 6 and 7 and to otherwise deal with such person or entity to ensure that the provisions of Sections 6 and 7 are enforced.

(e)           Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof. Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company obtained through Executive’s employment with the Company.

8.           Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a)           Death or Permanent Disability. This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive. For this purpose, “permanent disability” shall mean the inability of Executive to perform his duties and responsibilities under this Agreement for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months as a result of a physical or mental illness, disease or personal injury he has incurred.  Executive’s receipt of Social Security disability benefits shall be deemed conclusive evidence of permanent disability for purposes of this Agreement.

(b)           Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i)           Executive being convicted of a felony or Executive’s commission of any unlawful acts (including, but not limited to, misrepresentation, theft, misappropriation, fraud, harassment, discrimination or retaliation) that causes material harm to the reputation or business of the Company;

(ii)           Executive’s refusal to comply with the written, lawful instructions of the Board;

(iii)           Executive’s material failure to perform the duties and responsibilities of the Company’s Chairman of the Board, President or CEO, or any other job or officer position Executive may hold concerning the Company (other than as a result of vacation, sickness, illness or injury), as required and/or assigned from time to time in a satisfactory, timely, and professional manner as determined in the Board’s good faith judgment; or

(iv)           Executive’s material breach of the terms of this Agreement or any other agreement to which Executive and the Company are parties or Executive’s violation of existing or future Company policies or procedures.

Concerning Sections 8(b)(ii), (iii) and (iv), Executive shall be provided notice of the non-compliance, performance deficiency, breach and/or violation in accordance with Section 10(d) of this Agreement and be given sixty (60) calendar days to comply with the instruction and/or remedy the deficiency, breach or violation. If Executive fails to comply with the instruction and/or remedy the deficiency, breach or violation to the Board’s reasonable satisfaction by the end of such sixty (60) day period, Executive’s employment may be terminated for Cause. However, concerning Section 8(b)(ii), Executive may not be given sixty (60) calendar days to comply with the instruction if the applicable circumstances require compliance in a shorter period of time. In such a case, Executive shall only be given a reasonable period of time to comply with the Board’s instructions, as determined in the Board’s good faith judgment.

(c)           Termination by Executive for Good Reason. Executive may immediately terminate his employment hereunder for Good Reason at any time by notice given to the Company.  For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following and the failure of the Company to rectify the same within thirty (30) days after Executive shall have given notice to the Company which identifies the action complained of and demands that it be rectified: (i) a material breach by the Company of this Agreement; (ii) a material reduction in Executive’s duties and responsibilities hereunder; (iii) a reduction in Executive’s Base Salary or his annual “target bonus” (as such “target bonus” may be established by the Board, or its compensation committee, from time to time); or (iv) a change in Executive’s principal place of employment outside of fifty (50) miles from 537 Carroll Fox Road, Brick, NJ 08724, without Executive’s written consent.  In the event the Company does not rectify the action complained of and Executive does not terminate his employment hereunder within sixty (60) days following the initial occurrence of the action complained of, such action shall not subsequently serve as Good Reason for Executive to terminate his employment hereunder.

(d)           Termination by the Company Without Cause. The Company may terminate this Agreement and Executive’s employment at any time upon thirty (30) days written notice to Executive without Cause, during which period Executive shall not be required to perform any services for the Company other than to assist the Company in training his successor and generally preparing for an orderly transition.

(e)           Termination by Executive for any Reason. Executive may terminate this Agreement and his employment for any reason at any time upon thirty (30) days written notice to the Company.

(f)           Separation from Service. For purposes of this Agreement, including, without limitation, Sections 8 and 9, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

9.           Compensation Upon Termination for Any Reason. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a)           Termination by the Company for Cause or as a Result of the Resignation of Executive. In the event that Executive’s employment is terminated by the Company for Cause, or as a result of Executive’s resignation, the Company shall pay the following amounts to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination):

(i)           any accrued but unpaid Base Salary (as determined pursuant to Section 5(a) hereof) for services rendered to the date of termination;

(ii)           any accrued but unpaid expenses required to be reimbursed pursuant to Section 5(f) hereof;

(iii)           payment for any accrued and unpaid vacation or similar pay to which he is entitled under Company policies; and

(iv)           any medical, dental, life insurance or similar “welfare” benefits to which Executive may be entitled upon termination pursuant to the plans, policies, and arrangements referred to in Section 5(g) hereof, which shall be paid in accordance with the terms of such plans, policies and arrangements.

The amounts described in Sections 9(a)(i) and 9(a)(ii) shall be referred to herein as the “Accrued Obligations.”

(b)           Termination by Reason of Death or Permanent Disability of Executive. In the event that Executive’s employment is terminated by reason of Executive’s death or permanent disability, the Company shall pay the Accrued Obligations to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination).  In addition, in the event that Executive’s employment is terminated by reason of Executive’s death or permanent disability the Company shall pay to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination) an amount equal to:

(i)           twelve (12) months Base Salary in effect at the time of such separation from service plus the target bonus for the year in which Executive’s separation from service occurs, payable in equal monthly installments over a period of twelve (12) months, with the first installment commencing on the thirtieth (30th) day following the termination of Executive’s employment;

(ii)          continuation of any benefits for which Executive may be eligible pursuant to Section 5(g) hereof for a period of one (1) year from the date of termination, to the extent permitted by the applicable benefit plan or policy, with the Company responsible for the cost of such benefit to the same extent as at the time of Executive’s termination of employment; provided that to the extent any such benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year; and

(iii)          full vesting of any of Executive’s unvested equity award grants.  The prior sentence shall supersede all language to the contrary in any award agreement Executive may have received relating to any such equity award grant.

(c)           Termination by the Company Without Cause or With Good Reason.

(i)           No Change in Control.  In the event of Executive’s separation from service for Good Reason pursuant to Section 8(c) or by the Company without Cause pursuant to Section 8(d), at any time other than within the twenty-four (24) month period following a Change in Control (as such term is defined in the 2012 Plan), the Executive shall be entitled to:

(1)           the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days of such termination); and

(2)           subject to compliance with the restrictive covenants in Section 7 and the execution and timely return by Executive of a release of claims in a form and substance reasonably requested by the Company and subject to the provisions of Section 11 below:

(a)           an amount equal to (i) twelve (12) months Base Salary in effect at the time of such separation from service plus (ii) the target bonus for the year in which Executive’s separation from service occurs, payable in equal monthly installments over a period of twelve (12) months, with the first installment commencing on the thirtieth (30th) day following the termination of Executive’s employment;

(b)           continuation of any benefits for which Executive may be eligible pursuant to Section 5(g) hereof for a period of one (1) year from the date of termination, to the extent permitted by the applicable benefit plan or policy, with the Company responsible for the cost of such benefit to the same extent as at the time of Executive’s termination of employment; provided that to the extent any such  benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year; and

(c)           full vesting of any of Executive’s unvested equity award grants.  The prior sentence shall supersede all language to the contrary in any award agreement Executive may have received relating to any such equity award grant.

(3)           In the event Executive fails to comply with the restrictive covenants in Section 7 or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount shall be payable to Executive pursuant to this Section 9(c)(i).

(ii)          Change in Control. In the event a Change in Control occurs and Executive has a separation from service for Good Reason pursuant to Section 8(c), or by the Company without Cause pursuant to Section 8(d), within the twenty-four (24) month period following the Change in Control, then in any such event, the Executive shall be entitled to:

(1)           the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days of such termination); and

(2)           subject to compliance with the restrictive covenants in Section 7 and the execution and timely return by Executive of a release of claims in a form and substance reasonably requested by the Company and subject to the provisions of Section 11 below:

(a)           an amount equal to (i) 2.5 times Executive’s Base Salary in effect at the time of such separation from service plus (ii) 2.5 times the greater of the average of the bonuses received by Executive in the last three (3) years of employment or the target bonus for the year in which Executive’s separation from service occurs, payable in equal monthly installments over a period of twenty-four (24) months, with the first installment commencing on the sixtieth (60th) day following the termination of Executive’s employment;

(b)           continuation of any benefits for which Executive may be eligible pursuant to Section 5(g) hereof for a period of one (1) year from the date of termination, to the extent permitted by the applicable benefit plan or policy, with the Company responsible for the cost of such benefit to the same extent as at the time of Executive’s termination of employment; provided that to the extent any such  benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year; and

(c)           full vesting of any of Executive’s unvested equity award grants.  The prior sentence shall supersede all language to the contrary in any award agreement Executive may have received relating to any such equity award grant.

(3)           In the event Executive fails to comply with the restrictive covenants in Section 7 or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount shall be payable to Executive pursuant to this Section 9(c)(ii).

10.           Other Provisions.

(a)           Remedies; Legal Fees. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. In the event that the Company pursues and is successful in any action against Executive resulting from a breach of this Agreement, the Company shall be entitled to attorney’s fees.

(b)           Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. This Agreement may not be assigned by the Company except to an affiliate of the Company, provided that such affiliate assumes the Company’s obligations under this Agreement; provided, further, that if the Company merges or effects a consolidation or share exchange with or into, or sells or otherwise transfers substantially all its assets to, another business entity, the Company may assign its rights hereunder to that business entity without the consent of Executive provided that it causes such business entity to assume the Company’s obligations under this Agreement. Any attempted assignment in violation of this Section 10(b) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(c)           Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 10(c).

(d)           Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

David J. Drachman
__________________
__________________

If to the Company:

BioSig Technologies, Inc.
12424 Wilshire Boulevard, Suite 745
Los Angeles, California 90025
Facsimile: (310) ____________

(e)           Further Acts. Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(f)           Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of sixty (60) days thereafter. The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used. Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(g)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h)           Arbitration. Any dispute or claim between the parties hereto arising out of, or, in connection with this Agreement, shall, upon written request of either party, become a matter for arbitration; provided, however, Executive acknowledges that in the event of any violation of Sections 6 or 7 hereof, the Company shall be entitled to obtain from the United States District Court for the District of Delaware, or a state court of competent jurisdiction in New Castle County, Delaware, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall be before a neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (as modified) of the American Arbitration Association and take place in New Castle County, Delaware. Each party shall bear its own fees, costs and disbursements in such proceeding unless the arbitrator awards fees pursuant to a statute authorizing the award of such fees. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

In the event that the subject of the arbitration is that the Company has terminated Executive and claims that such termination was for Cause, Executive disputes such claim, and the arbitrator rules in favor of Executive, then such termination shall be deemed to be a voluntary termination by the Company pursuant to Section 8(d) and Executive shall be entitled to the compensation set forth in Section 9(c).

(i)           Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j)           Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(k)           Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l)           Indemnification. To the extent permitted by law, the Company will indemnify and hold Executive harmless against any liability, damage, cost or expense as and when incurred in connection with the defense of any action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if Executive is determined by a court of competent jurisdiction to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance. Promptly after receipt by Executive under this section of notice of the commencement of any action (including any governmental action), Executive shall, if a claim in respect thereof is to be made against Executive under this section, deliver to the Company a written notice of the commencement thereof and the Company shall have the right to assume the defense thereof with counsel selected by the Company and approved by Executive (whose approval shall not be unreasonably withheld); provided, however, that the indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Company, if representation of such indemnified party by the counsel retained by Company would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Company of any liability to the indemnified party under this section, but the omission so to deliver written notice to the Company will not relieve it of any liability that it may have to any indemnified party otherwise than under this section. If the indemnification provided for in this section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Company, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Company and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the alleged omission to state a material fact relates to information supplied by the Company or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

11.           Section 409A of the Code.

(a)           To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 11 shall be paid to Executive or Executive’s beneficiary in one lump sum.

(b)           It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

BIOSIG TECHNOLOGIES, INC.

By:      /s/ Kenneth L Londoner
Name:     Kenneth L Londoner
Title:   Co-Founder, departing Chairman & CEO

EXECUTIVE:

/s/ David Drachman
David J. Drachman